As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	56-2643194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wall Street

New York, NY 10286

(212) 495-1784

(Address of principal executive offices) (Zip Code)

2003 Long-Term Incentive Plan of The Bank of New York Company, Inc.

1999 Long-Term Incentive Plan of The Bank of New York Company, Inc.

1993 Long-Term Incentive Plan of The Bank of New York Company, Inc.

Employees' Stock Purchase Plan of The Bank of New York Company, Inc.

Employee Savings & Investment Plan of The Bank of New York Company, Inc.

Retirement Savings Plan of BNY Securities Group

Mellon Financial Corporation Long-Term Profit Incentive Plan (2004)

Mellon Financial Corporation Long-Term Profit Incentive Plan (1996)

Mellon Financial Corporation Employee Stock Purchase Plan

Mellon 401(k) Retirement Savings Plan

Mellon Financial Corporation Stock Option Plan for the Mellon Financial Group - West Coast Board of Directors (1998)

Mellon Financial Corporation Stock Option Plan for Affiliate Boards of Directors (1999)

Mellon Financial Corporation ShareSuccess Plan

Mellon Financial Corporation Stock Option Plan for Outside Directors (2001)

Mellon Financial Corporation Stock Option Plan for Outside Directors (1989)

Mellon Financial Corporation Elective Deferred Compensation Plan (Post 12/31/04)

Mellon Financial Elective Deferred Compensation Plan for Senior Officers (Post 12/31/04)

Mellon Financial Elective Deferred Compensation Plan for Directors (Post 12/31/04)

Mellon Financial Corporation Director Equity Plan (2006)

(Full title of the plans)

Carl Krasik, Esq.

General Counsel and Secretary

Mellon Financial Corporation

One Mellon Center

500 Grant Street

Pittsburgh, Pennsylvania 15258-0001

(412) 234-5222

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $.01 per share (1)	175,000,000	(2)	$43.18	(3)	$7,556,500,000	(3)	$231,985

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the plans and an indeterminate number of additional shares as may become issuable under the plans as a result of the antidilution provisions thereof.
(2)	The shares of The Bank of New York Mellon Corporation common stock being registered hereby include: (a) 85,739,809 shares to be offered under the 2003 Long-Term Incentive Plan of The Bank of New York Company, Inc. (includes amounts under The Bank of New York, Inc. 2003 Long-Term Incentive Plan and predecessor plans including The Bank of New York Company, Inc. 2003 and 1999 Long-Term Incentive Plans); (b) 1,666,625 shares to be offered under the Employees' Stock Purchase Plan of The Bank of New York Company, Inc.; (c) 4,717,000 shares to be offered under the Employee Savings & Investment Plan of The Bank of New York Company, Inc. and the Retirement Savings Plan of BNY Securities Group; (d) 60,300,000 shares to be offered under the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) (includes amounts under the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) and predecessor plans including the Mellon Financial Corporation Long-Term Profit Incentive Plan (1996)); (e) 7,600,000 shares to be offered under the Mellon Financial Corporation Employee Stock Purchase Plan; (f) 2,500,000 shares to be offered under the Mellon 401(k) Retirement Savings Plan; (g) 53,110 shares to be offered under the Mellon Financial Corporation Stock Option Plan for the Mellon Financial Group—West Coast Board of Directors (1998); (h) 116,000 shares to be offered under the Mellon Financial Corporation Stock Option Plan for Affiliate Boards of Directors (1999); (i) 8,600,000 shares to be offered under the Mellon Financial Corporation ShareSuccess Plan; (j) 207,295 shares to be offered under the Mellon Financial Corporation Stock Option Plan for Outside Directors (2001); (k) 144,312 Mellon Financial Corporation Stock Option Plan for Outside Directors (1989); (l) 500,000 shares to be offered under the Mellon Financial Corporation Elective Deferred Compensation Plan (Post 12/31/04), Mellon Financial Elective Deferred Compensation Plan for Senior Officers (Post 12/31/04) and Mellon Financial Elective Deferred Compensation Plan for Directors (Post 12/31/04); and (m) 850,000 shares to be offered under the Mellon Financial Corporation Director Equity Plan (2006).
(3)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933 solely for the purpose of computing the registration fee and based upon the average of the high and low prices of Mellon common stock on the New York Stock Exchange on June 25, 2007. The prices of Mellon common stock have been used for these purposes because shares of Mellon common stock are being converted into shares of The Bank of New York Mellon Corporation common stock pursuant to the Merger Agreement on a one-for-one basis.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 by The Bank of New York, Mellon Financial Corporation and The Bank of New York Mellon Corporation, are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(1) Joint Proxy Statement/Prospectus of Mellon Financial and Bank of New York dated April 17, 2007 (forming part of the Company’s Registration Statement on Form S-4 (No. 333-140863));

(2) Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006;

(3) Mellon’s Annual Report on Form 10-K for the year ended December 31, 2006;

(4) Bank of New York’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(5) Mellon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(6) Bank of New York’s Current Reports on Form 8-K, filed January 16, 2007, January 18, 2007, February 28, 2007, April 5, 2007, April 17, 2007, April 18, 2007, May 11, 2007, May 17, 2007, May 24, 2007, June 20, 2007 and June 22, 2007 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules);

(7) Mellon’s Current Reports on Form 8-K, dated January 3, 2007 (2 filings), January 17, 2007, January 23, 2007, January 30, 2007, February 26, 2007, February 28, 2007, April 5, 2007, April 9, 2007, April 18, 2007, April 23, 2007 (2 filings), May 9, 2007, May 10, 2007, May 21, 2007, May 24, 2007, June 12, 2007 and June 20, 2007 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules);

(8) Bank of New York’s Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2006 (2 filings);

(9) Mellon’s Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2006; and

(10) The description of The Bank of New York Mellon Corporation common stock contained in the prospectus included in the Registration Statement of The Bank of New York Mellon Corporation on Form S-4 (Registration No. 333-140863) as filed with the SEC on February 23, 2007, and amended by Amendment No. 1 on April 2, 2007 and Amendment No. 2 on April 17, 2007, as that description may be updated from time to time.

All documents filed by The Bank of New York Mellon Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by Bank of New York, Mellon or The Bank of New York Mellon Corporation at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited Bank of New York’s consolidated financial statements (and related financial statement schedules) and management’s assessment of the effectiveness of internal control over financial reporting, in each case, included in Bank of New York’s Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports thereon, which are incorporated in this Registration Statement by reference. Such consolidated financial statements and management’s assessment are incorporated by reference in reliance on such reports given on their authority as experts in accounting and auditing.

KPMG LLP, independent registered public accounting firm, have audited Mellon’s consolidated financial statements (and related financial statement schedules) and management’s assessment of the effectiveness of internal control over financial reporting, in each case, included in Mellon’s Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports thereon, which are incorporated in this Registration Statement by reference. Such consolidated financial statements and management’s assessment are incorporated by reference in reliance on such reports given on their authority as experts in accounting and auditing. The report with respect to December 31, 2006 consolidated financial statements refers to a change in Mellon’s method of accounting for employer defined benefit pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158.

Subsequent audited consolidated financial statements of The Bank of New York Mellon Corporation and its subsidiaries and reports on the effectiveness of the company’s internal control over financial reporting as of the dates of such financial statements will also be incorporated by reference in this prospectus in reliance upon the authority of the firm providing such reports as experts in doing so to the extent said firm has audited those consolidated financial statements and consented to the use of their reports thereon in this Registration Statement.

Item 4.	Description Of Securities

Not applicable.

Item 5.	Interests Of Named Experts And Counsel

Not applicable.

Item 6.	Indemnification Of Directors And Officers

The Amended and Restated Certificate of Incorporation (Article Eighth) of The Bank of New York Mellon Corporation, a Delaware Corporation (the “Company”), provides that the Company will indemnify its officers and directors, and any other person who served in such role for other entities at the request of the Company (“Covered Person”), to the fullest extent permitted by law, against all expenses, judgments, fines and settlement amounts incurred by such person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer or director of the Company or such other entity. The Company will indemnify Covered Persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Company’s Board of Directors. The Company will, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), pay the expenses (including attorneys’ fees) of any Covered Person in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Company’s Board of Directors), provided that, to the extent required by the DGCL, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he is not entitled to indemnification.

Under the DGCL, other than in actions brought by or on behalf of the Company, indemnification would apply in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, where the indemnitee has served in any capacity at the request of the Company, if the proposed indemnitee acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of the Company that are settled or in which the proposed indemnitee is found liable to the Company, indemnification is not permitted except in the case of a judicial finding that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The Company may purchase and maintain insurance to protect itself and any Covered Person against liability or expense asserted or incurred by such Covered Person in connection with any proceeding, whether or not the Company would have the power to indemnify such Covered Person against such liability or expense by law or under the indemnification provisions in the Company’s Amended and Restated Certificate of Incorporation.

The Company is authorized to enter into contracts with any Director or officer, or, as authorized by the Board of Directors, any other employee or agent of the Corporation in furtherance of the provisions of Article Eighth of the Company’s Amended and Restated Certificate of Incorporation and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article Eighth of the Company’s Amended and Restated Certificate of Incorporation. With respect to advancement of expenses, the DGCL provides that the Company may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate. Under each Trust Agreement, the Company will agree to indemnify each of the Trustees of the Trust or any predecessor Trustee for the Trust, and to hold such Trustees harmless against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreements, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreements.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of The Bank of New York Mellon Corporation (included as Exhibit 2-A to Annex A to the joint proxy statement/prospectus contained in Amendment No. 2 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 17, 2007).

3.2	By-Laws of The Bank of New York Mellon Corporation (included as Exhibit 2-B to Annex A to the joint proxy statement/prospectus contained in Amendment No. 2 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 17, 2007).

4.1	Form of Certificate of Common Stock of The Bank of New York Mellon Corporation, incorporated by reference to Exhibit 4.1 to Amendment No. 1 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 2, 2007.

5.1	Opinion of Reed Smith LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of KPMG LLP*

23.3	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)*

24.1	Power of Attorney*

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Bank of New York Mellon Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 29, 2007.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Robert P. Kelly
Robert P. Kelly
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer (Principal Executive Officer)	June 29, 2007
Robert P. Kelly

*	Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2007
Bruce Van Saun

*	Director	June 29, 2007
Steven G. Elliott

*	Director	June 29, 2007
Donald R. Monks

*	Carl Krasik, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to power of attorney duly executed by such individuals which has been filed as an exhibit to this Registration Statement.

/s/ CARL KRASIK
NAME: CARL KRASIK
ATTORNEY-IN-FACT

Exhibit Index

Exhibit No.	Description	Method of Filing
3.1	Amended and Restated Certificate of Incorporation of The Bank of New York Mellon Corporation.	Incorporated by reference from Exhibit 2-A to Annex A to the joint proxy statement/prospectus contained in Amendment No. 2 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 17, 2007

3.2	By-Laws of The Bank of New York Mellon Corporation.	Incorporated by reference from Exhibit 2-B to Annex A to the joint proxy statement/prospectus contained in Amendment No. 2 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 17, 2007).

4.1	Form of Certificate of Common Stock of The Bank of New York Mellon Corporation.	Incorporated by reference from Exhibit 4.1 to Amendment No. 1 to The Bank of New York Mellon Corporation’s Registration Statement on Form S-4/A (333-140863) filed April 2, 2007.

5.1	Opinion of Reed Smith LLP.	Filed herewith.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of KPMG LLP.	Filed herewith.

23.3	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).	Filed herewith.

24.1	Power of Attorney.	Filed herewith.